Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Thursday, February 19, 2015

HYSTER-YALE MATERIALS HANDLING, INC.
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2014 RESULTS

Highlights:

•	Fourth quarter 2014 lift truck operating profit increases marginally on slight revenue decrease

•	Fourth quarter 2014 lift truck net income increases 8.2%

•	Full year 2014 consolidated revenue increases 3.8%

Cleveland, Ohio, February 19, 2015 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $710.7 million and consolidated net income of $26.4 million, or $1.61 per diluted share, for the fourth quarter of 2014 compared with consolidated revenues of $717.9 million and consolidated net income of $25.7 million, or $1.53 per diluted share, for the fourth quarter of 2013. Consolidated operating profit was $33.2 million for the fourth quarter of 2014 compared with $35.0 million for the fourth quarter of 2013.
On December 18, 2014, the Company's operating company, NACCO Materials Handling Group, acquired Nuvera Fuels Cells, Inc., a development-stage technology and product development company focused on fuel cell stacks and related systems, for a preliminary cash purchase price of $6.9 million. Nuvera is being reported as a separate operating segment from the lift truck business. The 2014 fourth quarter consolidated net income includes a total of $2.8 million pre-tax of expenses related to the Nuvera acquisition, consisting of pre-acquisition costs of $0.6 million reported within the lift truck segment and $2.2 million of operating expenses, which includes post-acquisition severance of $1.5 million and $0.7 million of general operating costs, reported within the Nuvera segment.
Consolidated revenues were $2.8 billion for the year ended December 31, 2014 and consolidated net income was $109.8 million, or $6.58 per diluted share, compared with consolidated revenues of $2.7 billion and consolidated net income of $110.0 million, or $6.54 per diluted share, for the year ended December 31, 2013. Lift truck shipments in 2014 increased approximately 2.5 percent to approximately 87,600 units from approximately 85,500 units in 2013. Full year 2014 consolidated operating profit increased to $148.8 million from $134.3 million in 2013. Full year 2014 consolidated operating profit and net income include a gain on the sale of assets of $17.7 million, or $11.5 million net of taxes of $6.2 million, from the sale of the Company's Brazil facility in the second quarter of 2014.
Full-year 2013 consolidated net income included a tax benefit of $12.8 million, or $0.76 per diluted share, from the release of certain portions of previously recorded income tax valuation allowances related to the Company's United Kingdom operations.

EBITDA for the fourth quarter of 2014 was $40.7 million. EBITDA for the year ended December 31, 2014 was $182.6 million, including the $17.7 million gain from the sale of the Brazil plant. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure with respect to operating results. For reconciliations from GAAP results to the non-GAAP results, see page 7.
For the 2014 full year, the Company's cash flow before financing activities was $55.6 million, which was comprised of net cash provided by operating activities of $100.0 million less net cash used for investing activities of $44.4 million. For the 2013 full year, the Company's cash flow before financing activities was $126.8 million, which was comprised of net cash provided by operating activities of $152.9 million less net cash used for investing activities of $26.1 million. The Company's cash position was $111.4 million as of December 31, 2014 compared with $175.7 million as of December 31, 2013. Debt as of December 31, 2014 decreased to $31.5 million from $69.5 million as of December 31, 2013. Since the inception of a stock repurchase program in December 2012, which permits the repurchase of up to $50 million of the Company's outstanding Class A common stock, Hyster-Yale has purchased 694,653 shares for an aggregate purchase price of $49.8 million, including 591,034 shares purchased during 2014 for an aggregate purchase price of $44.6 million.

Discussion of Fourth Quarter Lift Truck Results
The lift truck business reported net income of $27.8 million and revenues of $710.7 million for the fourth quarter of 2014, compared with net income of $25.7 million and revenues of $717.9 million for the fourth quarter of 2013.
In the fourth quarter of 2014, worldwide new unit shipments increased from shipments of approximately 22,700 units in the fourth quarter of 2013 to approximately 23,500 units, mainly due to a significant increase in the Americas as a result of strong sales in an unexpectedly strong North America market, partially offset by a decrease in European shipments, primarily in Eastern Europe. The increase in unit shipments, as well as a favorable shift in sales to higher-priced lift trucks in the Americas and an increase in parts volume in the Americas and Europe generated large revenue improvements. However, despite these improvements, overall revenues decreased in the fourth quarter of 2014 compared with the fourth quarter of 2013 primarily as a result of a decrease in fleet services and unfavorable currency movements of $16.1 million mainly from the continued strengthening of the U.S. dollar against the euro. Lower prices due to competitive pressures, primarily in Europe, also contributed to the decrease in revenue.
Worldwide backlog was approximately 28,100 units at December 31, 2014, or approximately $711 million, compared with approximately 28,200 units at December 31, 2013, or approximately $717 million, and approximately 26,800 units at September 30, 2014, or approximately $710 million.
Operating profit and net income for the lift truck business increased slightly in the fourth quarter of 2014 to $35.4 million and $27.8 million, respectively, from $35.0 and $25.7 million in the fourth quarter of 2013, respectively. However, gross profit declined $8.5 million from the fourth quarter of 2013 as the benefits from higher unit and parts volume and lower material costs were more than offset by unfavorable foreign currency movements of $3.7 million pre-tax, declines in unit pricing, primarily in Europe, and unfavorable manufacturing variances driven by higher employee-related costs, particularly U.S. health care costs.
The decline in gross profit was more than offset by lower selling, general and administrative expenses and the absence of a $2.8 million pre-tax charge recorded in 2013 for the write-off of previously deferred financing fees. Selling, general and administrative expenses declined primarily as a result of lower incentive compensation estimates, of which $2.6 million was related to non-cash equity compensation, compared with the 2013 fourth quarter, favorable product liability experience and favorable foreign currency movements of $1.2 million pre-tax.

Lift Truck Outlook
Growth rates for the global lift truck market are expected to decelerate in 2015, resulting in nominal growth compared with 2014. In 2015, modest growth is expected in the Western Europe, Asia-Pacific and China markets. The Americas, Eastern Europe and Middle East and Africa markets are expected to be relatively flat and a modest decline is expected in the Japanese market after increasing close to 10 percent during 2014.
Despite these mixed market conditions, the Company expects a moderate increase in unit shipments and parts volumes and, as a result of the continued execution of the Company's strategic initiatives and anticipated market share gains, increased sales in 2015 compared with 2014. The increase in unit shipments in 2015 is expected to be driven by Europe and North America, with moderate increases in Asia-Pacific. Unit shipments in Brazil are expected to increase in 2015 from low 2014 levels. The increase in revenues is expected to be partially offset by a shift in sales mix to lower-priced lift trucks.
The Company expects material costs in 2015 to increase marginally compared with 2014 but these costs are expected to be fully offset by price increases. Although commodity costs have remained relatively stable during 2014, these markets, particularly steel, remain volatile and sensitive to changes in the global economy. The Company will continue to monitor commodity costs, economic conditions, currency movements and the resulting effects on costs and pricing, and will take appropriate pricing actions, if necessary.
After excluding the $17.7 million gain on sale of the Brazil plant realized in 2014, the Company expects the 2015 lift truck segment operating profit to be similar to 2014. However, substantially lower operating profit is anticipated in the first half of 2015, primarily as a result of higher costs and manufacturing inefficiencies expected in the first quarter from the transition to a new plant in Brazil, and lower operating results in Europe in the second quarter. These declines are expected to be offset by improvements in the second half of the year. Overall, anticipated increases in unit shipments and parts sales are expected to be offset by increases in employee-related expenses, including incentive compensation estimates, as well as the higher manufacturing and operating costs associated with the transition to the new Brazil plant and the roll out of global manufacturing information technology systems in 2015. Excluding the gain on sale of the Brazil plant, 2015 net income in the lift truck business is expected to decline moderately from 2014. This decline is primarily due to higher income tax expense resulting from non-recurring tax benefits received in 2014 and a higher effective income tax rate attributable to an anticipated increase in the portion of the Company's income in the Americas operations, which have a higher tax rate, in 2015 compared with 2014.
Full year 2015 lift truck operating profit in the Americas segment, which includes the North America, Latin America and Brazil markets, is expected to increase compared with 2014, excluding the gain on sale of the Brazil facility. The first half of the year, and particularly the first quarter, is expected to be down compared with 2014, primarily as a result of the move to the new Brazil plant by the end of the first quarter of 2015. As production at the new Brazil plant ramps up, improvements in operating profit are expected in the second half of the year. Lift truck operating profit in the Europe segment, which includes the Middle East and Africa markets, is expected to decrease in 2015 compared with 2014 as a result of pricing pressures, unfavorable foreign currency movements and costs associated with market share gain initiatives. Asia-Pacific operating results are expected to increase compared with 2014 primarily as a result of the anticipated favorable effect of improved pricing and an anticipated increase in unit volumes, despite higher expenses expected from market share gain initiatives.
Cash flow before financing activities in the lift truck business is expected to improve in 2015 compared with 2014 due to moderated working capital requirements.
The Company remains focused on gaining market share over time by implementing its five strategic initiatives: (1) understanding customer needs at the product and aftermarket levels, (2) offering the lowest cost of ownership by utilizing the Company's understanding of customers' major cost drivers and developing solutions that consistently lower cost of ownership and create a differentiated competitive position, (3) enhancing independent distribution, (4) improving the Company's warehouse market position, and (5) expanding in Asian markets by offering products aimed at the needs of these markets, enhancing Asia distribution and focusing on strategic alliances with local partners.
To meet the specific application needs of its customers, the Company is focusing on developing utility, standard and premium products, or adding enhancements to existing products, to meet customers’ needs. To this end, development programs or enhancements to existing products are underway for its electric-rider, warehouse, internal combustion engine and big truck product lines. In addition, stricter diesel emission regulations for new trucks began to go into effect in 2011 and will be fully in effect by the end of 2015 in certain global markets.  The Company has launched and expects to continue to launch lift truck series over this period that will meet these new emission requirements.
All of these new products and upgraded products are expected to help increase market share, to improve revenues and to enhance operating margins in 2015.

Discussion of Fourth Quarter Nuvera Results
Nuvera reported no revenue, an operating loss of $2.2 million and a net loss of $1.4 million since its December 2014 acquisition date.

Nuvera Outlook
The Company believes the fuel cell market for lift trucks has significant growth opportunities but further work is needed to commercialize the Nuvera technology. As a result, the Company expects a net loss of approximately $13 to $15 million at its Nuvera business in 2015 as Nuvera focuses on commercializing its fuel cell research and technology and integrating this technology into the Company's lift truck product range. Incremental revenues are expected to start being realized around the end of 2015 as Nuvera expects to commercialize certain products which can be substituted for lead-acid batteries and introduce them to the market. The Company expects to spend up to $40 to 50 million pre-tax over the next two to three years for additional research and development to commercialize Nuvera's technology broadly and to reach break-even.
The Company views the purchase of Nuvera as an opportunity to support four of the Company's core strategic initiatives including meeting customer needs, providing lowest cost of ownership, enhancing its independent distribution and increasing its presence in the warehouse products market. This acquisition also provides the Company with the ability to own, rather than buy, a potential key, long-term strategic component for its lift trucks. It also may provide the Company with the ability to participate actively in the growing fuel cell market and expand the Company's offering of best-in-class energy solutions to customers by integrating fuel cells with lift trucks in a way that is expected to optimize the performance and energy efficiency of the combined system. This, in conjunction with the Company's capability to provide full life cycle maintenance, service and fueling requirements, is expected to provide the Company with an opportunity to meet customers' needs and offer a low overall cost of ownership alternative. Nuvera's PowerTap® hydrogen generator appliance, which makes fuel-

cell grade hydrogen, is in commercial production today and is being used on a limited basis. Nuvera will continue to sell the PowerTap® appliances, but will also focus on enhancing its Orion® fuel cell technology, which is expected to be used in its PowerEdge® fuel cell stack. The PowerEdge® fuel cell stack is a battery replacement box and is anticipated to be in production and available in late 2015 or early 2016. Nuvera also continues to focus on plans to create an integrated fuel cell power solution to be released in future years.

*****

Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Friday, February 20, 2015 at 9:00 a.m. eastern time. The call may be accessed by dialing (844) 423-9891 (Toll Free) or (716) 247-5806 (International), Conference ID: 74961987, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through February 27, 2015. The online archive of the broadcast will be available on the Hyster-Yale website.

Annual Report on Form 10-K
Hyster-Yale Materials Handling Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to Hyster-Yale Materials Handling, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 229-5168, or from Hyster-Yale Materials Handling's website at www.hyster-yale.com.

Non-GAAP and Other Measures
For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. The tax effect is based on the statutory tax rate generally applicable to the transaction or the effective income tax rate of the entity to which the disclosure relates. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's net income.
For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) the political and economic uncertainties in Eastern Europe and Brazil, (4) customer acceptance of pricing, (5) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (6) exchange rate fluctuations, changes in non-U.S. import tariffs and monetary policies and other changes in the regulatory climate in the non-U.S. countries in which the Company operates and/or sells products, (7) delays in manufacturing and delivery schedules, (8) bankruptcy of or loss of major dealers, retail customers or suppliers, (9) customer acceptance of, changes in the costs of, or delays in the development of new products, (10) introduction of new products by, or more favorable product pricing offered by, competitors, (11) product liability or other litigation, warranty claims or returns of products, (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (13) changes mandated by federal, state and other regulation, including health, safety or environmental legislation, (14) delays in or increased costs associated with the Brazil plant construction and relocation, (15) the successful commercialization of Nuvera Fuel Cells' technology and integration of the acquisition, and (16) the introduction of a more accepted product to the market by a competitor, making the Nuvera technology less marketable.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, through its wholly-owned operating subsidiary, NACCO Materials Handling Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. For more information about Hyster-Yale Materials Handling, Inc. or NACCO Materials Handling Group, Inc., visit the Company's website at www.hyster-yale.com.

*****

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
	(In millions, except per share data)

Revenues	$710.7	$717.9	$2,767.2	$2,666.3
Cost of sales	593.3	592.0	2,319.5	2,205.3
Gross profit	117.4	125.9	447.7	461.0
Selling, general and administrative expenses	84.2	90.9	316.7	326.7
Gain on the sale of assets	—	—	(17.8)	—
Operating profit	33.2	35.0	148.8	134.3
Other (income) expense
Interest expense	0.6	1.8	3.9	9.0
Income from unconsolidated affiliates	(1.5)	(1.4)	(5.6)	(3.9)
Loss on debt extinguishment	—	2.8	—	2.8
Other	1.2	(0.2)	0.4	(1.0)
Income before income taxes	32.9	32.0	150.1	127.4
Income tax provision	6.3	6.2	39.9	17.2
Net income attributable to noncontrolling interest	(0.2)	(0.1)	(0.4)	(0.2)
Net income attributable to stockholders	$26.4	$25.7	$109.8	$110.0

Basic earnings per share	$1.62	$1.54	$6.61	$6.58

Diluted earnings per share	$1.61	$1.53	$6.58	$6.54

Basic weighted average shares outstanding	16.286	16.714	16.607	16.725
Diluted weighted average shares outstanding	16.355	16.851	16.675	16.808

EBITDA RECONCILIATION
	Quarter Ended
	3/31/2014	6/30/2014	9/30/2014	12/31/2014	LTM 12/31/14
	(In millions)
Net income attributable to stockholders	$22.1	$32.9	$28.4	$26.4	$109.8
Noncontrolling interest income	—	0.1	0.1	0.2	0.4
Income tax provision	9.5	15.7	8.4	6.3	39.9
Interest expense	0.9	0.8	1.6	0.6	3.9
Interest income	(0.4)	(0.2)	(0.4)	(0.1)	(1.1)
Depreciation and amortization expense	7.5	7.4	7.5	7.3	29.7
EBITDA*	$39.6	$56.7	$45.6	$40.7	$182.6

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income before income taxes and noncontrolling interest income plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
	(In millions)
Revenues
Americas	$490.1	$462.0	$1,866.9	$1,762.3
Europe	169.6	202.5	686.3	695.4
Asia-Pacific	51.0	53.4	214.0	208.6
Total	$710.7	$717.9	$2,767.2	$2,666.3

Gross profit
Americas	$81.6	$85.1	$301.3	$318.1
Europe	29.2	34.7	122.3	115.4
Asia-Pacific	6.6	6.1	24.1	27.5
Total	$117.4	$125.9	$447.7	$461.0

Operating profit (loss)
Americas	$30.2	$26.7	$124.9	$107.8
Europe	4.7	8.9	26.2	23.8
Asia-Pacific	0.5	(0.6)	(0.1)	2.7
NMHG	$35.4	$35.0	$151.0	$134.3
Nuvera	(2.2)	—	(2.2)	—
Total	$33.2	$35.0	$148.8	$134.3

Net income (loss) attributable to stockholders
Americas	$22.7	$18.2	$88.6	$72.6
Europe	3.2	7.3	20.5	33.8
Asia-Pacific	1.9	0.2	2.1	3.6
NMHG	$27.8	$25.7	$111.2	$110.0
Nuvera	(1.4)	—	(1.4)	—
Total	$26.4	$25.7	$109.8	$110.0

CASH FLOW AND CAPITAL STRUCTURE
	Twelve Months Ended
	December 31
	2014	2013
	(In millions)
Net cash provided by operating activities	$100.0	$152.9
Net cash used for investing activities	(44.4)	(26.1)
Cash Flow Before Financing Activities	$55.6	$126.8

	December 31, 2014	December 31, 2013
Cash	$111.4	$175.7
Debt	31.5	69.5
Net Cash	$79.9	$106.2